Exhibit 99.1

Keating Capital’s Investment Adviser Agrees to Sell 100% of its Equity Interests to BDCA Adviser, LLC

  New Investment Advisory Agreement between Keating Capital, Inc. and Keating Investments, LLC, the adviser to Keating Capital, will be identical with respect to all material terms and conditions of the existing Advisory Agreement, including investment advisory fees
  Current members of Keating Investments’ Investment Committee will continue to manage Keating Capital and will remain employed with Keating Investments; Investment Committee will be expanded to include two additional members who are officers of BDCA Adviser
  Keating Capital’s name will change to “BDCA Venture, Inc.,” subject to and effective upon the closing of the proposed transaction
  Frederic M. Schweiger and Brian P. Alleman, two of the five current directors of Keating Capital, will not stand for re-election at the 2014 Annual Meeting of Stockholders

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--April 15, 2014--The members (the “Members”) of Keating Investments, LLC (the “Adviser”), the investment adviser to Keating Capital, Inc. (the “Company”) (Nasdaq: KIPO), have agreed to sell 100% of the issued and outstanding equity interests of the Adviser (the “Proposed Transaction”) to BDCA Adviser, LLC (“BDCA Adviser”), pursuant to a purchase agreement dated April 14, 2014. Upon the closing of the Proposed Transaction, the Adviser will become a wholly-owned subsidiary of BDCA Adviser.

BDCA Adviser, LLC

BDCA Adviser currently acts as the external investment adviser to Business Development Corporation of America (“BDCA”), a non-traded, closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”). BDCA makes debt and equity investments in middle market companies and, as of December 31, 2013, had total assets of $842 million.

BDCA Adviser is wholly-owned by AR Capital, LLC (“AR Capital”). AR Capital directly or indirectly sponsors 12 publicly offered real estate investment trusts.

Management Commentary

“We believe that over the longer term, the transaction will allow Keating Capital to benefit from improved access to capital by being part of the significantly larger AR Capital platform and the corresponding benefits associated with such a platform,” stated Timothy J. Keating, CEO of Keating Capital and President of Keating Investments. “Over time, Keating Capital has the potential to benefit from access to capital by being part of the AR Capital platform, which may potentially result in an increased capital base which may lead to a possibly lower operating expense ratio, increased investment size, the opportunity to act as a lead investor in more transactions, increased deal flow as a result of leveraging relationships within the group, and increased visibility and brand recognition. We believe the transaction has many benefits for Keating Capital’s stockholders, and we look forward to completing the transaction and joining the AR Capital platform,” added Mr. Keating.

Proposed Transaction

As a result of the expected change of control of the Adviser in connection with the Proposed Transaction, an assignment of the current amended and restated investment advisory and administrative services agreement between the Company and the Adviser (the “Existing Advisory Agreement”) under the 1940 Act is expected to occur. This assignment will automatically terminate the Existing Advisory Agreement in accordance with its terms as required by Section 15 of the 1940 Act.

In order for the Adviser to continue to serve as the Company’s investment adviser upon the closing of the Proposed Transaction, the stockholders of the Company must approve a new investment advisory and administrative services agreement between the Company and the Adviser (the “New Advisory Agreement”).

If approved by the stockholders of the Company, the New Advisory Agreement will be executed on behalf of the Company and become effective upon the closing of the Transaction. The closing of the Proposed Transaction is conditioned on, among other things: (i) the approval of the New Advisory Agreement by the Company’s stockholders at its 2014 Annual Meeting of Stockholders (the “2014 Annual Meeting”); (ii) the change of the Company’s name to BDCA Venture, Inc.; and (iii) certain senior officers of the Adviser entering into employment agreements with the Adviser. If the conditions to closing are satisfied, the parties to the Proposed Transaction anticipate that the closing will take place as soon as practicable after the 2014 Annual Meeting.

New Director Nominees

On April 9, 2014, Frederic M. Schweiger and Brian P. Alleman announced to the Company that they will not stand for re-election to the Board of Directors at the 2014 Annual Meeting. The decisions by Messrs. Schweiger and Alleman to not stand for re-election to the Board of Directors at the 2014 Annual Meeting were not the result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices. Two new directors have been nominated for election to the Board of Directors at the 2014 Annual Meeting.

2014 Annual Meeting and Proxy Statement

At the 2014 Annual Meeting, the Company’s stockholders will be asked to consider and vote upon: (i) the election of five director nominees (including two new director nominees), and (ii) the approval of the New Advisory Agreement. A proxy statement for the 2014 Annual Meeting, containing additional details regarding the director nominees, the Proposed Transaction, and the New Advisory Agreement, will be provided to the Company’s stockholders and filed with the SEC. Although no specific date has been set for the 2014 Annual Meeting, the Company currently expects the 2014 Annual Meeting to be held in early to mid-June.

About Keating Capital, Inc.

Keating Capital (www.KeatingCapital.com) is a closed-end fund (regulated as a business development company under the Investment Company Act of 1940) that specializes in making pre-IPO investments in emerging growth companies that are committed to and capable of becoming public. Keating Capital provides investors with the ability to participate in a publicly traded fund that allows its stockholders to share in the potential value accretion that Keating Capital believes typically occurs once a company transforms from private to public status. Keating Capital’s shares are listed on Nasdaq under the ticker symbol “KIPO.”

About Keating Investments, LLC

Keating Investments, LLC is an SEC registered investment adviser founded in 1997 and the investment adviser to Keating Capital, Inc.

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Keating Capital’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in Keating Capital’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to Keating Capital’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Keating Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Keating Capital’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
Keating Capital, Inc.
Investor Relations:
Margie L. Blackwell, 720-889-0133
Investor Relations Director
mb@keatinginvestments.com